Exhibit 10.1

SECOND AMENDMENT TO PROMISSORY NOTE

This Second Amendment to Promissory Note (the “Amendment”) is dated May 19, 2014, and is entered into by and between Silvergraph International, Inc., a Nevada corporation (“Borrower”) and each of the individuals and entities set forth on the signature page hereof (each a “Holder” and collectively the “Holders”).

WHEREAS, Borrower and Holders are parties to that certain Promissory Note dated August 24, 2012, in the original principal amount of $350,599.53, as subsequently amended by that certain First Amendment to Promissory Note dated December 31, 2012 (the “Convertible Note”);

WHEREAS, the Holders are entitled, at their individual option, to convert the outstanding principal amount of the Convertible Note into shares of Borrower’s common stock;

WHEREAS, Borrower’s articles of incorporation authorize the issuance of one hundred million shares of common stock (100,000,000) (the “Authorized Shares”), of which two million nine hundred seventy-one thousand one hundred and fifty-four (2,971,154) shares are currently issued;

WHEREAS, Borrower and the Holders desire to amend the Convertible Note to ensure that if any Holder elects to convert any portion of the principal or interest outstanding under the Convertible Note, such conversion will not cause Borrower to issue shares such that the total number of Borrower’s issued common stock exceeds the Authorized Shares, and further that Borrower thereby waives any rights it may have to those shares.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Paragraph 2 of the Convertible Note is amended and restated in its entirety as follows:

“CONVERSION. The Holders are entitled, at their individual option, at any time or from time to time, and in whole or in part, acting individually, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, into shares of the common stock of the Company (the “Conversion Shares”).  Any amounts Holder elects to convert will be converted into common stock at a conversion price of $0.004 per share (the “Conversion Price”), up to an aggregate maximum for all Holders of 96,261,250 shares.  Notwithstanding the foregoing, in no event will a Holder be allowed this conversion right if after taking into consideration all issuable warrants, options, and other convertible securities, whether vested or unvested, it will result in the Company having more shares of common stock issuable than permitted at the time of conversion by the Company’s articles of incorporation.  Holder forever waives any and all rights to any conversion shares in the future as a result of the limitation set forth in the immediately preceding sentence.”

2.           As consideration for this Amendment, the outstanding principal balance of each Holder is increased by Ten Dollars ($10.00), effective as of May 19, 2014.

3.           Other than as set forth herein, the terms and conditions of the Convertible Note, as previously amended, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Borrower has executed this Second Amendment to Promissory Note as of the date first written above.

“Borrower”			“Holders”

Silvergraph International, Inc.,
a Nevada corporation

/s/ James Simpson		/s/ Matthew Balk
By:	James Simpson	Matthew Balk, an individual
Its:	President

/s/ Jason Adelman
Jason Adelman, an individual

/s/ Chad Willis
Chad Willis, an individual

MKM Opportunity Master Fund, Ltd.

/s/ David Skriloff
		By:	David Skriloff
		Its:	Portfolio Manager

Robert J. Neborsky and
Sandra S. Neborsky Living Trust

/s/ Robert J. Neborsky
		By:	Robert J. Neborsky, Trustee

/s/ Sandra S. Neborsky
		By:	Sandra S. Neborsky, Trustee